Exhibit 10

Court Order on Trustee Compensation dated October 20, 2005

STATE OF MINNESOTA	DISTRICT COURT
COUNTY OF RAMSEY	SECOND JUDICIAL COURT
Court File No. C5-72-386008

In the Matter of the Trust known as Great Northern Iron Ore Properties	ORDER

        This matter came on for hearing before Referee Dean Maus on October 19, 2005, upon the Petition for Instructions filed by Joseph S. Micallef, Roger W. Staehle, Robert A. Stein and John H. Roe III, the duly appointed and acting Trustees of the Trust known as Great Northern Iron Ore Properties.

        Sue Ann Nelson of Fredrikson & Byron, P.A., appeared on behalf of the Trustees of the Trust known as Great Northern Iron Ore Properties.

        The Court, having heard the arguments of counsel, and based upon the Petition, the affidavits filed in support of the Petition and the entire files and record herein,

        IT IS HEREBY ORDERED:

        1.       Due, published and mailed notice of this hearing was given pursuant to the Court’s Order dated August 24, 2005, as more fully appears from the proof of publication and the Affidavits of Mailing contained in the file.

        2.       The requested increase in the compensation of the President of the Trust from $150,000 per annum to $160,000 per year and an increase in the bonus component from a maximum of $50,000 to a maximum of $60,000 per year (computed as 1% of the excess of the gross income of the Trust over $5 million for the year up to the maximum of $60,000), both effective as of July 1, 2005, with the $60,000 bonus component payable in full for 2005 subject to the formula calculation, is granted.

        3.       The requested increase in the compensation of the Trustees other than the President from $50,000 to $60,000 per year, effective as of July 1, 2005, is granted.

Order Recommended by:

/s/ Dean Maus	/s/ Margaret M. Marrinan

Dean Maus	Margaret M. Marrinan
District Court Referee	Judge of District Court
October 19, 2005	October 20, 2005